Exhibit 99.2

Moving iMage Technologies Names William F. Greene Interim Chief Financial Officer

Moving iMage Technologies (NYSE American: MITQ) ("MiT") , the leading provider of custom-designed and 3rd Party technology and services for cinema exhibition and an emerging business in live entertainment venues and Esports, today named William “Bill” Greene as interim chief financial officer, effective immediately.

Greene brings an extensive background in public accounting, SEC reporting, capital raising, M&A due diligence and internal controls working as a CFO, Big 8 auditor and financial consultant for both public and private companies. Greene holds a B.S. in Business Administration, with a concentration in Accounting from the California State University - Dominguez Hills.

About Moving iMage Technologies

MOVING iMAGE TECHNOLOGIES (NYSE American: MITQ) is a leading provider of technology, products, and services to the Motion Picture Exhibition industry and is expanding into live entertainment venues and Esports. We sell proprietary products, which we design and manufacture in-house, and are developing, introducing, and supporting a wide range of disruptive technologies that will bring SaaS and subscription-based products. Our Caddy brand of proprietary manufactured products is a leading provider of cup holders, trays, and other products to entertainment and sports venues. For more information, visit www.movingimagetech.com .

View source version on businesswire.com: https://www.businesswire.com/news/home/20230123005639/en/

Moving iMage Technologies Investor Relations and Media Contacts:
Brian Siegel, IRC®, M.B.A.
Senior Managing Director
Hayden IR
(346) 396-8696
brian@haydenir.com